Exhibit 99.1

T Bancshares, Inc.

FOR IMMEDIATE RELEASE

T BANK, N.A. ANNOUNCES EXECUTIVE PROMOTION

Dallas, Texas - October 3, 2007 - T Bank, N.A., (“T Bank”), the wholly owned subsidiary of T Bancshares, Inc. (OTC.BB: TBNC), is pleased to announce the promotion of Steve Jones to the position of Market President, Plano. Mr. Jones is an original organizer and Director of T Bank and, prior to this promotion, served as Executive Vice President, Chief Lending Officer. With the growth of T Bank’s lending portfolio, the Board of Directors and Mr. Jones believe that both the bank and its customers will benefit from Mr. Jones’ increased focus on business development and marketing at its West Plano banking center located at 8100 North Dallas Parkway, Suite 111,Plano, TX 75024.

Mr. Jones’ contributions to the rapid growth of the bank’s loan and deposit portfolio have necessitated the creation of a new executive level position at the bank, Chief Credit Officer. While Mr. Jones will continue to provide leadership and direction to the bank as a member of the board of directors, his direct responsibilities related to bank wide credit administration will be assumed by the Chief Credit Officer upon the bank’s successful recruitment of a qualified candidate.

Patrick Adams, President and Chief Executive Officer, stated “Steve has been instrumental in building T Bank since its opening. This promotion allows him to focus on the Plano and Frisco markets and better serve our clients in those areas.”

In August, 2007, the board of directors established a policy limiting future employment agreements to a term of one year. Accordingly, T Bank and Mr. Jones, who is employed under an Executive Employment Agreement dated November 4, 2004, and expiring on November 4, 2007, have entered into a modification of that agreement reflecting Mr. Jones’ new title and a new expiration date of November 3, 2008. All other provisions of the agreement remain substantially unchanged.

ABOUT T BANK
T Bank is a full service commercial bank headquartered in Dallas, Texas that provides highly personalized financial services to business and individual clients. T Bank has locations on the Dallas North Tollway in North Dallas, West Plano and Southlake. Our local market includes North Dallas, Addison, Plano, Frisco, Richardson, Carrollton and northeast Tarrant County. We provide our clients with the latest in banking technology along with traditional personal attention.

This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond T Bank’s control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Form 10-K and other filings made by T Bancshares, Inc. with the Securities and Exchange Commission.

CONTACT:
T BANCSHARES, Inc.
Patrick Adams 972-720-9001 padams@tbank.com